Exhibit 16.1 Letter on change of certifying accountant

Child, Van Wagoner & Bradshaw, PLLC
5296 South Commerce Drive, Suite 300
Salt Lake City, Utah 84107-5370 (801) 281-4700

August 7, 2007

Securities and Exchange Commission
450 5th Street, Northwest
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Van Wagoner & Bradshaw, PLLC was previously principal accountant for M45 Mining Resources Inc. (formerly Quantitative Methods Corporation) the"Company") and reported on the financial statements of the Company for the year ended March 31, 2007. We have read the Company's statements included under Item 4.01 of its Form 8-K/A dated August 7, 2007, and agree with such statements as they pertain to our firm.

Very truly yours,

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC